Exhibit 4.3

MALLINCKRODT PHARMACEUTICALS 2025 STOCK AND INCENTIVE PLAN
Effective August 13, 2025

Article I
PURPOSE

1.1            Purpose. The purposes of this Plan are to promote the interests of the Company by (i) aiding in the recruitment and retention of Directors, Employees and Consultants, (ii) providing incentives to Directors, Employees and Consultants by means of performance-related incentives to achieve short-term and long-term performance goals, (iii) providing Directors, Employees and Consultants with an opportunity to participate in the growth and financial success of the Company, and (iv) promoting the growth and success of the Company’s business by aligning the financial interests of Directors, Employees and Consultants with that of the other shareholders of the Company. Toward these objectives, the Plan provides for the grant of Stock Options, Stock Appreciation Rights and Other Stock-Based Awards.

1.2            Effective Date. The Plan’s effective date (the “Effective Date”) is August 13, 2025, the Plan having been adopted by the Board on such date. No Awards shall be granted under the Plan after the tenth anniversary after the Effective Date, but Awards previously granted may extend beyond that date in accordance with the terms of the Plan.

Article II
DEFINITIONS

For purposes of the Plan, the following terms have the following meanings, unless another definition is clearly indicated by particular usage and context:

“Acquired Company” means any business, corporation or other entity acquired by the Company or any Subsidiary.

“Acquired Grantee” means the grantee of a stock-based award of an Acquired Company and may include a current or former Director of an Acquired Company.

“Award” means any form of incentive or performance award granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Certificate. Awards granted under the Plan may consist of:

(a)             “Stock Options” awarded pursuant to Section 4.3;

(b)             “Stock Appreciation Rights” awarded pursuant to Section 4.3;

(c)             “Other Stock-Based Awards” awarded pursuant to Section 4.4;

(d)             “Director Awards” awarded pursuant to Section 4.5; and

(e)             “Substitute Awards” awarded pursuant to Section 4.6.

“Award Certificate” means the document issued, either in writing or an electronic medium, by the Committee or its designee to a Participant evidencing the grant of an Award and which contains, in the same or accompanying document, the terms and conditions applicable to such Award.

“Board” means the Board of Directors of the Company.

“Cause” means, as to any Employee who is a party to an employment agreement with the Company or any Subsidiary which contains a definition of “cause,” the definition as set forth in such employment agreement and, if there is no applicable employment agreement, means an Employee’s, Director’s or Consultant’s (a) substantial failure or refusal to perform duties and responsibilities of his or her job at a satisfactory level as required by the Company or Subsidiary, other than due to Disability, (b) a material violation of any fiduciary duty or duty of loyalty owed to the Company or Subsidiary, (c) conviction of a misdemeanor (other than a traffic offense) or felony, (d) fraud, embezzlement or theft, (e) violation of a material Company or Subsidiary rule or policy, (f) unauthorized disclosure of any trade secret or confidential information of the Company or Subsidiary or (g) other egregious conduct, that has or could have a serious and detrimental impact on the Company or Subsidiary and its employees. The Committee (or the Board solely with respect to Director Awards), in its sole and absolute discretion, shall determine Cause; provided that if Cause is defined in an Employee’s employment agreement, the operative terms and process of such employment agreement shall apply.

“Change in Control” means the first to occur of any of the following events:

(a)             any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act, excluding for this purpose, (i) the Company or any Subsidiary or (ii) any employee benefit plan of the Company or any Subsidiary (or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of the Company)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition (including any purchase or redemption) of securities by the Company; or

(b)             persons who, as of the Effective Date constitute the Board (the “Incumbent Directors”) cease for any reason (including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a Director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least fifty percent (50%) of the Incumbent Directors, provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(c)             (i) consummation of a reorganization, merger, takeover, scheme of arrangement or consolidation or (ii) sale or other disposition of at least eighty percent (80%) by value of the assets of the Company (each, a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own directly or indirectly more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(d)             the winding up, liquidation or dissolution of the Company, save pursuant to a Business Combination.

Any payment of deferred compensation that is subject to Code Section 409A that is to be made under an Award upon the occurrence of a Change in Control or any change in the timing and/or form of such payment as a direct result of a Change in Control (including payments made upon a specified date or event occurring after a Change in Control) shall not be made, or such change in timing and/or form shall not occur, unless such Change in Control is also a “change in ownership or effective control” of the Company within the meaning of Code Section 409A(a)(2)(A)(v) and applicable regulations and rulings thereunder and such payment, or such change in timing and/or form, occurs no later than two (2) years after the date of such change in ownership or effective control of the Company, in each case to the extent required to avoid the recipient of such Award from incurring tax penalties under Code Section 409A in respect of such Award. Notwithstanding the foregoing, if the Committee takes an action pursuant to Section 5.4(b) to accelerate the payment of deferred compensation upon a Change in Control, then any accelerated payment shall occur on a date specified in the applicable Award Certificate, which date shall be no later than sixty (60) days after a “change in ownership or effective control” of the Company.

“Change in Control Termination” means such term or concept as defined in an Award Certificate or, if such term is not defined therein, a Participant’s involuntary termination of employment or service that occurs during the twelve (12) month period immediately following a Change in Control. For this purpose, a Participant’s involuntary termination of employment or service includes the following:

(a)            termination of the Participant’s employment or service by reason of Disability or death or by the Company for any reason other than for Cause;

(b)            termination of the Participant’s employment or service by the Participant after one of the following events, provided that the Participant’s termination of employment or service occurs within sixty (60) days after the occurrence of any such event:

(i)            the Company, without the Participant’s consent, requires the Participant to relocate to a principal place of employment more than fifty (50) miles from his or her existing place of employment, which materially increases the Participant’s commuting time; or

(ii)           the Company, without the Participant’s consent, materially reduces the Participant’s base salary or target annual bonus opportunity;

provided that an event described in (i) or (ii) above shall permit a Participant’s termination of employment or service to be deemed a Change in Control Termination only if (x) the Participant provides written notice to the Company specifying in reasonable detail the event upon which the Participant is basing his or her termination within ninety (90) days after the occurrence of such event, (y) the Company fails to cure such event within thirty (30) days after its receipt of such notice, and (z) the Participant terminates his or her employment or service within sixty (60) days after the expiration of such cure period.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Human Resources and Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan or any successor committee thereto, which may be comprised of one or more Directors and/or executive officers of the Company, in either case, to the extent permitted in accordance with applicable laws or stock exchange rules.

“Company” means Mallinckrodt public limited company, a company incorporated in Ireland under registered number 522227, or any successor thereto.

“Consultant” means any person, including any advisor, engaged by the Company or a Subsidiary to render services to such entity if: (i) the consultant or advisor renders bona fide services to the Company; (ii) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) the consultant or advisor is a natural person, or such other advisor or consultant as is approved by the Committee.

“Corporate Integrity Agreement (CIA)” means the Company’s agreement with the U.S. Department of Health and Human Services Officer of Inspector General.

“Deferred Stock Unit” means a Unit granted under Section 4.4 or 4.5 to acquire Shares upon Termination of Directorship, Termination of Employment or Termination of Service, or any other permitted payment event described in the Award Certificate, subject to any restrictions that the Committee, in its discretion, may determine.

“Director” means a director of the Company.

“Disabled” or “Disability” means, subject to Section 7.11, as to any Employee who is a party to an employment agreement with the Company or any Subsidiary which contains a definition of “disability,” the definition as set forth in such employment agreement and, if there is no applicable employment agreement, that (a) the Participant meets the requirements for disability benefits under the Social Security law then in effect and/or (b) the Participant is eligible to receive benefits under the Company’s long-term disability plan; provided that, to the extent an Award is nonqualified deferred compensation subject to Code Section 409A and the payment of the Award occurs due to Disability, the Participant’s will be deemed Disabled under subsection (b) only if he or she has received income replacement benefits for a period of not less than three (3) months under the Company’s accident and health plan covering the Participant by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

“Dividend Equivalent” means an amount equal to the ordinary cash dividend or the fair market value of the share dividend that would be paid on each Share underlying an Award if the Share were duly issued and outstanding on the date on which the dividend is payable. In no event shall Dividend Equivalents be paid with respect to Stock Options or Stock Appreciation Rights.

“Employee” means any individual who performs services as an officer or employee of the Company or a Subsidiary.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Executive” means an Employee who is an “Executive” under the Company’s Executive Financial Recoupment Program Policy.

“Exercise Price” means the price of a Share, as fixed by the Committee, which may be purchased under a Stock Option or with respect to which the amount of any payment pursuant to a Stock Appreciation Right is determined.

“Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Shares are listed on any established stock exchange, its Fair Market Value shall be the closing sales price for such Share as quoted on such exchange on the trading day of the grant or on the date as of which the determination of Fair Market Value is being made or, or if no sale is reported for such date, on the next preceding day on which a sale of Shares is reported, as reported in The Wall Street Journal or such other source as the Committee deems reliable; (b) if the Shares are not traded on a stock exchange but are quoted on a national market or other quotation system, the last sales price on such date, or if no sale is reported for such date, on the next preceding day on which a sale of Shares is reported, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or (c) in the absence of an established market for the Shares, the Fair Market Value thereof shall be determined by the Committee in its sole discretion taking into account such factors as the Committee shall determine, which may include the Company’s most recent third-party valuation. Notwithstanding anything to the contrary herein, the Fair Market Value of a Share will in no event be determined to be less than par value.

“Financing Documents” means debt instruments or agreements, including any amendment, renewal, extension, substitution, refinancing, replacement or other modification thereof, which have been entered into or which may hereafter be entered into by the Company or any of its Subsidiaries.

“GAAP” means United States generally accepted accounting principles.

“Good Reason” means, as to any Employee who is a party to an employment agreement with the Company or any Subsidiary which contains a definition of “good reason,” the definition as set forth in such employment agreement and, if there is no applicable employment agreement, means the occurrence of one of the following events:

(a)            the Company, without the Participant’s consent, requires the Participant to relocate to a principal place of employment more than fifty (50) miles from his or her existing place of employment, which materially increases the Participant’s commuting time; or

(b)            the Company, without the Participant’s consent, materially reduces the Participant’s base salary or target annual bonus opportunity, other than a reduction of less than 10% that is made at the same time to the base salary or target annual bonus opportunity, as applicable, of all similarly situated employees;

provided that an event described in (a) or (b) above shall permit a Participant’s termination of employment or service to be deemed a termination for Good Reason only if (i) the Participant provides written notice to the Company specifying in reasonable detail the event upon which the Participant is basing his or her termination within ninety (90) days after the occurrence of such event, (ii) the Company fails to cure such event within thirty (30) days after its receipt of such notice, and (iii) the Participant terminates his or her employment or service within sixty (60) days after the expiration of such cure period.

“Incentive Stock Option” means a Stock Option granted under Section 4.3 of the Plan that is intended to meet the requirements of Section 422 of the Code and any related regulations and is designated in the Award Certificate as intended to be an Incentive Stock Option.

“Nonqualified Stock Option” means any Stock Option granted under Section 4.3 of the Plan that is not an Incentive Stock Option.

“Ordinary Shares” means the ordinary shares of the Company and such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 5.3 of the Plan.

“Other Stock-Based Award” means an Award granted under Section 4.4 of the Plan and denominated in Shares.

“Participant” means a Consultant, Director, Employee or Acquired Grantee who has been granted an Award under the Plan.

“Performance Cycle” means, with respect to any Award that vests based on Performance Measures over a specified period, such period determined by the Committee in its sole discretion.

“Performance Measure” means, with respect to any Award, the business criteria selected by the Committee to measure the level of performance of the Company during a Performance Cycle. The Committee may select as the Performance Measure any operating and maintenance expense targets or financial goals as interpreted by the Committee, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies, and are measured during the Performance Cycle.

“Plan” means this Mallinckrodt Pharmaceuticals 2025 Stock and Incentive Plan, as it may be amended or restated from time to time.

“Repurchase Prohibition” means (a) the Company is prohibited from purchasing Shares (or a Subsidiary is prohibited from directly or indirectly distributing funds to the Company to fund such purchase) pursuant to applicable law, including due to insufficient profits available for distribution under the Companies Act 2014, (b) the Company is prohibited from purchasing (or a Subsidiary is prohibited from directly or indirectly distributing funds to the Company to fund the purchase of) such Shares by any Financing Documents (provided, that, the Company takes all reasonable good faith efforts to receive a waiver of such prohibition), (c) an event of default has occurred (or, with notice or the lapse of time or both, would occur) under any Financing Document and is (or would be) continuing (provided, that, the Company takes all reasonable good faith efforts to receive a waiver of such event of default), (d) the purchase of such Shares (or the direct or indirect distribution by a Subsidiary to the Company of funds to fund such purchase) would, or in the good faith view of the Board would be expected to, result in the occurrence of an event of default under any Financing Document or create a condition which would or would reasonably be expected to, with notice or lapse of time or both, result in such an event of default (provided, that, the Company agrees that it would take all reasonable good faith efforts to receive a waiver of such event of default), or (e) the purchase of such Shares (or the direct or indirect distribution by a Subsidiary to the Company of funds to fund such purchase) would, in the good faith view of the Board, be imprudent in view of the financial condition and business needs (present or projected) of the Company or any of its Subsidiaries or the anticipated impact of the purchase of such Shares on the Company’s or any of its Subsidiaries’ ability to meet their respective obligations under any Financing Document or otherwise or would otherwise impair the ability of the Company’s or any of its Subsidiaries’ ability to meet their operating goals.

“Restricted Stock” means Shares issued pursuant to Section 4.4 that are subject to any restrictions that the Committee, in its discretion, may impose.

“Restricted Unit” means a Unit granted under Section 4.4 to acquire Shares or an equivalent amount in cash, which Unit is subject to any restrictions that the Committee, in its discretion, may impose.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Share” means an Ordinary Share of the Company, and “Shares” shall be construed accordingly.

“Significant Misconduct” means a violation of a law or regulation or a significant violation of a Company policy.

“Stock Appreciation Right” means a right granted under Section 4.3 of the Plan of an amount in cash or Shares equal to any excess of the Fair Market Value of a Share as of the date on which the right is exercised over the Exercise Price.

“Stock Option” means a right granted under Section 4.3 of the Plan to purchase from the Company a stated number of Shares at a specified price. Stock Options awarded under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options.

“Subsidiary” means (a) a subsidiary company (wherever incorporated) of the Company, as defined by Section 7 of the Companies Act 2014 of Ireland; (b) any separately organized business unit, whether or not incorporated, of the Company; (c) any employer that is required to be aggregated with the Company pursuant to Code Section 414 and the regulations promulgated thereunder; and (d) any service recipient or employer that is within a controlled group of corporations as defined in Code Sections 1563(a)(1), (2) and (3) which includes the Company, where the phrase “at least 50%” is substituted in each place “at least 80%” appears, and any service recipient or employer within trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. § 1.414(c)-2, which includes the Company, where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. § 1.409A-1(b)(5)(iii)(E) and § 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or business under common control.

“Termination of Directorship” means the date of cessation of a Director’s membership on the Board for any reason, with or without Cause, or the date of which the Board, acting in its sole discretion, requests the resignation of the Director as a member of the Board. For purposes of any Award which is nonqualified deferred compensation subject to Code Section 409A, a Termination of Directorship shall only occur where such Termination of Directorship is a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable regulations and rulings thereunder. For purposes of determining whether a Termination of Directorship has occurred, services provided in the capacity of an employee, consultant or otherwise shall be excluded.

“Termination of Employment” means the date of cessation of an Employee’s employment relationship with the Company or a Subsidiary for any reason, with or without Cause, as determined in the sole discretion of the Company. For purposes of any Award which is nonqualified deferred compensation subject to Code Section 409A, a Termination of Employment shall only occur where such Termination of Employment is a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable regulations and rulings thereunder.

“Termination of Service” means the date of cessation of a Consultant’s service relationship with the Company or a Subsidiary for any reason, with or without Cause, as determined in the sole discretion of the Company. For purposes of any Award which is nonqualified deferred compensation subject to Code Section 409A, a Termination of Service shall only occur where such Termination of Service is a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable regulations and rulings thereunder.

“Triggering Event” means Significant Misconduct (i.e., a violation of a law or regulation or a significant violation of a Company policy) relating to Covered Functions (as defined in the Company’s CIA) by Executive that, if discovered prior to payment, would have made Executive ineligible for any Award(s) in the applicable Plan year or subsequent Plan years; Significant Misconduct relating to Covered Functions (as defined in the Company’s CIA) by subordinate Employees in the business unit for which Executive had responsibility on or after 150 days after the Effective Date of the CIA that does not constitute an isolated occurrence and which Executive knew or should have known was occurring that, if discovered prior to payment, would have made Executive ineligible for an Award in the applicable Plan year or subsequent Plan years; or Significant Misconduct that results in significant harm to the Company.

“Unit” means, for purposes of Restricted Units or Deferred Stock Units, the potential right to acquire one Share.

Article III
ADMINISTRATION

3.1            Committee. The Plan will be administered by the Committee, except as otherwise provided in Section 4.5.

3.2            Authority of the Committee. The Committee or, to the extent required by applicable law, the Board will have the authority, in its sole and absolute discretion and subject to the terms of the Plan, to:

(a)            Interpret and administer the Plan and any instrument or agreement relating to the Plan;

(b)            Prescribe the rules and regulations that it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating to the Plan;

(c)            Select Participants to receive Awards under the Plan;

(d)            Determine the form of an Award, the number of Shares subject to each Award, all the terms and conditions of an Award, including, without limitation, the conditions on exercise or vesting, the designation of Stock Options as Incentive Stock Options or Nonqualified Stock Options, and the circumstances under which an Award may be settled in cash or Shares or may be cancelled, forfeited or suspended, and the terms of each Award Certificate;

(e)            Determine whether Awards will be granted singly, in combination or in tandem;

(f)             Where applicable, establish and interpret Performance Measures, evaluate the level of performance over a Performance Cycle and determine the level of performance attained with respect to Performance Measures;

(g)            Waive or amend any terms, conditions, restriction or limitation on an Award;

(h)            Make any adjustments to the Plan (including, but not limited to, adjustment of the number of Shares available under the Plan or any Award) and any Award granted under the Plan as shall be appropriate pursuant to Section 5.3;

(i)             Determine and set forth in the applicable Award Certificate the circumstances under which Awards may be deferred and the extent to which a deferral will be credited with Dividend Equivalents and interest thereon;

(j)             In accordance with Section 7.1, determine whether a Nonqualified Stock Option, Restricted Share or other Award may be transferable;

(k)            Establish any subplans and make any modifications to the Plan, without amending the Plan, or to Awards made hereunder (including the establishment of terms and conditions in the Award Certificate not otherwise inconsistent with the terms of the Plan) that the Committee may determine to be necessary or advisable for grants made in countries outside the United States to comply with, or to achieve favorable tax treatment under, applicable foreign laws or regulations or tax policies or customs;

(l)             Appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(m)           Take any and all other good faith actions it deems necessary or advisable for the proper operation or administration of the Plan.

3.3            Effect of Determinations. All determinations of the Committee will be final, binding and conclusive on all persons having an interest in the Plan.

3.4            Delegation of Authority. The Board or, if permitted under applicable corporate law and stock exchanges, the Committee, in its discretion and consistent with applicable law, regulations and stock exchange rules, may delegate to a committee or an officer or group of officers, as it deems to be advisable, the authority to select Participants to receive an Award and to determine the number of Shares under any such Award, subject to any terms and conditions that the Board or the Committee may establish. When the Board or the Committee delegates authority pursuant to the foregoing sentence, it will limit, in its discretion, the number or value of Shares that may be subject to Awards that the delegate may grant. Only the Committee has the authority to grant and administer Awards to delegates of the Committee.

3.5            Employment of Advisors. The Committee may employ attorneys, consultants, accountants and other advisors, the fees and other expenses of which shall be paid by the Company, and the Committee, the Company and the officers and directors of the Company may rely upon the advice, opinions or valuations of the advisors employed.

3.6            No Liability. No member of the Committee or the Board or any person acting as a delegate thereof with respect to the Plan will be liable for any losses resulting from any action, interpretation or construction made in good faith with respect to the Plan or any Award granted under the Plan.

Article IV
AWARDS

4.1            Eligibility. All Participants are eligible to be designated to receive Awards granted under the Plan, except as otherwise provided in this Article IV.

(a)            Significant Misconduct and Employee Eligibility: Any Employee found to have engaged in Significant Misconduct will be ineligible to receive Awards for a two-year period from the date of such determination. In addition, if an Employee is found to have engaged in Significant Misconduct and an Award has been granted but not yet paid, the Award must be suspended for the current Performance Cycle and must be rescinded for any prior Performance Cycle in which such violations occurred or were discovered. To the extent an Award was already paid, the Award is subject to recoupment if not promptly repaid by the Employee.

(b)           Triggering Events and Executive Eligibility: Pursuant to the Company’s Executive Financial Recoupment Program, an amount equivalent to up to three (3) years of an Executive’s Award(s) are at risk of forfeiture and recoupment as a consequence of a Triggering Event if, at the time of a recoupment or forfeiture determination, Executive is either a current Company employee or became a former Company employee 150 days or more after the effective date of the Company’s CIA. The Company reserves the right to pursue recoupment from an Executive of all or a portion of the value of any Award(s) provided to such Executive for the three (3) years prior to a Triggering Event. The eligibility and recoupment conditions set forth herein shall survive the vesting or distribution of the Executive’s Awards and the separation of Executive’s employment (if applicable) for a period of three (3) years from the vesting or distribution of the Award(s). If payment of any portion of an Award is deferred on a mandatory or voluntary basis, the three-year period will be measured from the date the Award would have been paid in the absence of deferral. In the event of any conflict between the Executive Financial Recoupment Program and this Plan, the Executive Financial Recoupment Program shall control.

(c)            Additional Remedies: To the extent permitting by controlling law, for the three (3) year period during which Award eligibility and recoupment conditions exist for an Executive, if the Company reasonably anticipates that a Triggering Event has occurred, and the Company has recoupment rights remaining under Paragraph (b) above, the Company reserves the right to toll and thereby extend such rights for an additional three (3) years or until the Company determines that a Triggering Event has not occurred, whichever is earlier, to the extent permitted by controlling law of the relevant jurisdiction.

4.2            Form of Awards. Awards will be in the form determined by the Committee, in its discretion, and will be evidenced by an Award Certificate. Awards may be granted singly or in combination or in tandem with other Awards. Any Awards granted hereunder may provide that vesting in such Award is subject to the attainment of Performance Measures over a Performance Cycle.

4.3            Stock Options and Stock Appreciation Rights. The Committee may grant Stock Options and Stock Appreciation Rights under the Plan to those Participants whom the Committee may from time to time select, in the amounts and pursuant to the other terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Certificate, subject to the provisions below:

(a)            Form. Stock Options granted under the Plan will, at the discretion of the Committee and as set forth in the Award Certificate, be in the form of Incentive Stock Options, Nonqualified Stock Options or a combination of the two. If an Incentive Stock Option and a Nonqualified Stock Option are granted to the same Participant under the Plan at the same time, the form of each will be clearly identified, and they will be deemed to have been granted in separate grants. In no event will the exercise of one Stock Option affect the right to exercise the other Stock Option. Stock Appreciation Rights may be granted either alone or concurrently with Nonqualified Stock Options and the amount of Shares attributable to each Stock Appreciation Right shall be set forth in the applicable Award Certificate on or before the grant date.

(b)            Exercise Price. Other than with respect to Substitute Awards described in Section 4.6, the Committee will set the Exercise Price of Stock Options or Stock Appreciation Rights granted under the Plan at a price that is equal to or greater than the Fair Market Value of a Share on the date of grant, subject to adjustment as provided in Section 5.3. The Exercise Price of Incentive Stock Options will be equal to or greater than 110 percent (110%) of the Fair Market Value of a Share as of the date of grant if the Participant receiving the Incentive Stock Options owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any subsidiary or parent corporation of the Company, as defined in Section 424 of the Code. The Exercise Price of a Stock Appreciation Right granted in tandem with a Stock Option will equal the Exercise Price of the related Stock Option. The Committee will set forth the Exercise Price of a Stock Option or Stock Appreciation Right in the Award Certificate or accompanying documentation.

(c)            Term and Timing of Exercise. Each Stock Option or Stock Appreciation Right granted under the Plan will be exercisable in whole or in part, subject to the following conditions, unless determined otherwise by the Committee:

(i)            The term of each Stock Option and Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Certificate, but in no event shall the term thereof exceed ten (10) years from the date of its grant. Notwithstanding the foregoing, in the event that on the last business day of the term of a Stock Option (other than an Incentive Stock Option) or Stock Appreciation Right (A) the exercise of the Award is prohibited by applicable law or (B) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Stock Option or Stock Appreciation Right shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement. Moreover, notwithstanding the foregoing, an Award Certificate may provide that if on the last day of the term of a Stock Option or Stock Appreciation Right the Fair Market Value of one Share exceeds the option or grant price per Share, the Participant has not exercised the Stock Option, Stock Appreciation Right or tandem Award, and the Award has not expired, the Stock Option or Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Stock Option or Stock Appreciation Right. In such event, the Company shall deliver to the Participant the number of Shares for which the Stock Option or Stock Appreciation Right was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price for a Stock Option and required withholding taxes for both Stock Options and Stock Appreciation Rights; provided, however, any fractional Share shall be settled in cash.

(i)            A Stock Option or Stock Appreciation Right will become exercisable at such times and in such manner as determined by the Committee and set forth in the applicable Award Certificate. Unless the applicable Award Certificate provides otherwise, upon the Termination of Employment, Termination of Directorship or Termination of Service of a Participant, any unvested Stock Options or Stock Appreciation Rights will be forfeited. Unless the applicable Award Certificate provides otherwise, any Stock Options or Stock Appreciation Rights that are vested as of such Termination of Employment, Termination of Directorship or Termination of Service will lapse, and will not thereafter be exercisable, upon the earlier of (A) their original expiration date or (B) the date that is ninety (90) days after the date of such Termination of Employment, Termination of Directorship or Termination of Service.

(ii)           Stock Options and Stock Appreciation Rights of a deceased Participant may be exercised only by the estate of the Participant or by the person given authority to exercise the Stock Options or Stock Appreciation Rights by the Participant’s will or by operation of law. If a Stock Option or Stock Appreciation Right is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant’s will or the applicable laws of descent and distribution, the Company will be under no obligation to deliver Shares or cash until the Company is satisfied that the person exercising the Stock Option or Stock Appreciation Right is the duly appointed executor or administrator of the deceased Participant or the person to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant’s will or by applicable laws of descent and distribution.

(iii)          A Stock Appreciation Right granted in tandem with a Stock Option is subject to the same terms and conditions as the related Stock Option and will be exercisable only to the extent that the related Stock Option is exercisable. When either a Stock Option or a Stock Appreciation Right granted in tandem with each other is exercised, the tandem Stock Option or Stock Appreciation Right, as applicable, shall expire.

(d)            Payment of Exercise Price. The Exercise Price of a Stock Option must be paid in full when the Stock Option is exercised. Shares will be issued and delivered only upon receipt of payment. Payment of the Exercise Price may be made in cash or by certified check, bank draft, wire transfer, or postal or express money order, provided that the format is approved by the Company or a designated third-party administrator. The Committee, in its discretion may also allow payment to be made by any of the following methods, as set forth in the applicable Award Certificate or as otherwise approved by the Committee:

(i)             Delivering a properly executed exercise notice to the Company or its agent, together with irrevocable instructions to a broker to deliver to the Company, within the typical settlement cycle for the sale of equity securities on the relevant trading market (or otherwise in accordance with the provisions of Regulation T issued by the Federal Reserve Board), the amount of sale proceeds with respect to the portion of the Shares to be acquired having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid;

(ii)           Subject to any requirements of applicable law and regulations, tendering (actually or by attestation) to the Company or its agent previously acquired Shares that have a Fair Market Value on the day prior to the date of exercise equal to the applicable portion of the Exercise Price being so paid; or

(iii)          Subject to any requirements of applicable law and regulations, instructing the Company to reduce the number of Shares that would otherwise be issued by such number of Shares as have in the aggregate a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid.

(e)             Incentive Stock Options. Incentive Stock Options granted under the Plan will be subject to the following additional conditions, limitations and restrictions:

(i)            Eligibility. Incentive Stock Options may be granted only to Employees of the Company or a Subsidiary that is a subsidiary or parent corporation of the Company within the meaning of Code Section 424.

(ii)           Timing of Grant. No Incentive Stock Option will be granted under the Plan after the ten (10)-year anniversary of the date on which the Plan is adopted by the Board or, if earlier, the date on which the Plan was approved by shareholders.

(iii)          Amount of Award. The aggregate Fair Market Value (as of the date of grant) of the Shares with respect to which the Incentive Stock Options awarded to any Employee first become exercisable during any calendar year may not exceed $100,000 (U.S.). For purposes of this $100,000 (U.S.) limit, the Employee’s Incentive Stock Options under this Plan and all other plans maintained by the Company and its Subsidiaries will be aggregated. To the extent any Incentive Stock Option would exceed the $100,000 (U.S.) limit, the Incentive Stock Option will afterwards be treated as a Nonqualified Stock Option to the extent required by the Code and underlying regulations and rulings.

(iv)          Timing of Exercise. If the Committee exercises its discretion in the Award Certificate to permit an Incentive Stock Option to be exercised by a Participant more than three (3) months after the Participant has ceased being an Employee (or more than twelve (12) months if the Participant is permanently and totally disabled, within the meaning of Code Section 22(e)), the Incentive Stock Option will afterwards be treated as a Nonqualified Stock Option to the extent required by the Code and underlying regulations and rulings. For purposes of this paragraph (iv), an Employee’s employment relationship will be treated as continuing intact while the Employee is on military leave, sick leave or another approved leave of absence if the period of leave does not exceed ninety (90) days, or a longer period to the extent that the Employee’s right to reemployment with the Company or a Subsidiary is guaranteed by statute or by contract. If the period of leave exceeds ninety (90) days and the Employee’s right to reemployment is not guaranteed by statute or contract, the employment relationship will be deemed to have ceased on the 91st day of the leave.

(v)           Transfer Restrictions. In no event will the Committee permit an Incentive Stock Option to be transferred by an Employee other than by will or the laws of descent and distribution, and any Incentive Stock Option awarded under this Plan will be exercisable only by the Employee during the Employee’s lifetime.

(f)             Exercise of Stock Appreciation Rights. Upon exercise of a Participant’s Stock Appreciation Rights, the Company will pay cash or Shares or a combination of cash and Shares, in the discretion of the Committee and as described in the Award Certificate. Cash payments will be equal to the excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price, for each Share for which a Stock Appreciation Right was exercised. If Shares are paid for the Stock Appreciation Right, the Participant will receive a number of whole Shares equal to the quotient of the cash payment amount divided by the Fair Market Value of a Share on the date of exercise.

4.4            Other Stock-Based Awards. The Committee may, from time to time, grant Awards (other than Stock Options or Stock Appreciation Rights) to any Participant who the Committee may from time to time select, which Awards consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to, Shares. These Awards may include, among other forms, Restricted Stock, Restricted Units, or Deferred Stock Units. The Committee will determine, in its discretion, the terms and conditions that will apply to Awards granted pursuant to this Section 4.4, which terms and conditions will be set forth in the applicable Award Certificate. Unless the applicable Award Certificate provides otherwise, upon the Termination of Employment, Termination of Directorship or Termination of Service of a Participant, any unvested Other Stock-Based Awards will be forfeited.

(a)           Vesting. Restrictions on Other Stock-Based Awards granted under this Section 4.4 will lapse at such times and in such manner as determined by the Committee and set forth in the applicable Award Certificate.

(b)           Grant of Restricted Stock. The Committee may grant Restricted Stock to any Participant, which Shares will be registered in the name of the Participant and held for the Participant by the Company. The Participant will have all rights of a shareholder with respect to the Shares, including the right to vote and to receive dividends or other distributions (subject to Section 4.4(e)), except that the Shares may be subject to a vesting schedule and will be forfeited if the Participant attempts to sell, transfer, assign, pledge or otherwise encumber or dispose of the Shares before the restrictions are satisfied or lapse.

(c)           Grant of Restricted Units. The Committee may grant Restricted Units to any Participant, which Units will be paid in cash or whole Shares or a combination of cash and Shares, in the discretion of the Committee, when the restrictions on the Units lapse and any other conditions set forth in the Award Certificate have been satisfied. For each Restricted Unit that vests, one Share will be paid or an amount in cash equal to the Fair Market Value of a Share as of the date on which the Restricted Unit vests. The Committee may provide that settlement of Restricted Units shall occur upon or as soon as reasonably practicable after the vesting of the Restricted Units or shall instead be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Code Section 409A. A Participant shall have no voting rights with respect to any Restricted Units unless and until Shares are delivered in settlement thereof.

(d)           Grant of Deferred Stock Units. The Committee may grant Deferred Stock Units to any Participant, which Units will be paid in whole Shares upon the Participant’s Termination of Employment, Termination of Directorship or Termination of Service if the restrictions on the Units have lapsed. One Share will be paid for each Deferred Stock Unit that becomes payable.

(e)            Dividends and Dividend Equivalents. In the event of a payment of dividends on the Ordinary Shares, the Committee may credit Restricted Stock and Restricted Units with Dividend Equivalents in accordance with terms and conditions established in the discretion of the Committee. Dividend Equivalents will be subject to such vesting terms as determined by the Committee and set forth in the applicable Award Certificate. Deferred Stock Units may, in the discretion of the Committee and as set forth in the Award Certificate, be credited with Dividend Equivalents or additional Deferred Stock Units. The number of any Deferred Stock Units credited to a Participant’s account upon the payment of a dividend will be equal to the quotient produced by dividing the cash value of the dividend by the Fair Market Value of one Share as of the date the dividend is paid. The Committee will determine any terms and conditions on deferral of a dividend or Dividend Equivalent, including the rate of interest to be credited on deferral and whether interest will be compounded. Notwithstanding anything herein to the contrary, payment of any dividends, Dividend Equivalents or additional Deferred Stock Units granted with respect to an Award shall be subject to the same vesting or performance conditions, as applicable, as the underlying Award.

4.5            Director Awards.

(a)           Notwithstanding anything herein to the contrary, the Board shall have the exclusive authority to issue awards to Directors who are not also employees of the Company or any Subsidiary (the “Director Awards”), which may consist of, but not be limited to, Restricted Units, Stock Options, Stock Appreciation Rights, or Other Stock-Based Awards. Each Director Award shall be governed by an Award Certificate approved by the Board.

(b)           The Board shall have the exclusive authority to administer Director Awards, and shall have the authority set forth in Section 3.2 and the indemnification set forth in Section 7.6, solely as such provisions apply to the Director Awards. All determinations made by the Board hereunder shall be final, binding and conclusive.

4.6            Substitute Awards. The Committee may make Awards under the Plan to Acquired Grantees through the assumption of, or in substitution for, outstanding stock-based awards previously granted to such Acquired Grantees. Such assumed or substituted Awards will be subject to the terms and conditions of the original awards made by the Acquired Company, with such adjustments therein as the Committee considers appropriate to give effect to the relevant provisions of any agreement for the acquisition of the Acquired Company. Any grant of Incentive Stock Options pursuant to this Section 4.6 will be made in accordance with Section 424 of the Code and any final regulations published thereunder.

4.7            Termination.

(a)           Termination for Cause. Notwithstanding anything to the contrary herein and unless the applicable Award Certificate provides otherwise, if a Participant incurs a Termination of Directorship, Termination of Employment, or Termination of Service for Cause or an Executive incurs a Termination of Employment as a consequence of a Triggering Event, then all Stock Options, Stock Appreciation Rights, Restricted Units, Restricted Stock and Other Stock-Based Awards will immediately be cancelled. The exercise of any Stock Option or Stock Appreciation Right or the payment of any Award may be delayed, in the Committee’s discretion, in the event that a potential termination for Cause is pending. Unless the applicable Award Certificate provides otherwise, if a Participant incurs a Termination of Directorship, Termination of Employment or Termination of Service for Cause or an Executive incurs a Termination of Employment as a consequence of a Triggering Event, then the Participant will be required to deliver to the Company (i) Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any profit the Participant realized upon the exercise of an Option or Stock Appreciation Right during the twelve (12) month period occurring immediately prior to the Participant’s Termination of Directorship, Termination of Employment or Termination of Service for Cause or, in the case of a Triggering Event, the paid or realized value of any Award received under this agreement for the three years prior to the date on which the Company determined a Triggering Event occurred; and (ii) the number of Shares (or, in the discretion of the Committee, the cash value of Shares) the Participant received for Other Stock Based Awards (including Restricted Stock, Restricted Units and Deferred Stock Units) that vested during the periods specified in (i) above. Unless the applicable award certificate provides otherwise, if, after a Participant’s Termination of Directorship, Termination of Employment or Termination of Service, the Committee discovers that while the Participant was a Company or Subsidiary employee, consultant or a Director, such Participant engaged in activity that would have been grounds for a Termination of Directorship, Termination of Employment or Termination of Service for Cause, or Termination of an Executive as a consequence of a Triggering Event, then the Company will immediately cancel all Stock Options, Stock Appreciation Rights, Restricted Units, Restricted Stock and Other Stock-Based Awards and the Participant will be required to deliver to the Company (A) Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any profit the Participant realized upon the exercise of an Option or Stock Appreciate Right during the period that begins twelve (12) months immediately prior to the Participant’s Termination of Directorship, Termination of Employment or Termination of Service and ends on the date of the Committee’s determination that the Participant’s conduct would have constituted grounds for a Termination of Directorship, Termination of Employment or Termination of Service for Cause or, in the case of a Triggering Event, the paid or realized value of any Award received under this agreement for the period of recoupment remaining and as specified in 4.1 above; and (B) the number of Shares (or, in the discretion of the Committee, the cash value of said shares) the Participant received for Other Stock Based Awards (including Restricted Stock, Restricted Units and Deferred Stock Units) that vested during the period specified in (A) above.

(b)           Termination Without Cause or for Good Reason. Notwithstanding anything to the contrary herein and unless the applicable Award Certificate provides otherwise, if a Participant incurs a Termination of Directorship, Termination of Employment or Termination of Service by the Company without Cause or by the Participant for Good Reason, then all unvested Awards shall be forfeited.

Article V
SHARES SUBJECT TO THE PLAN; ADJUSTMENTS

5.1            Shares Available.

(a)            The Shares issuable under the Plan will be authorized but unissued Shares, and, to the extent permissible under applicable law, Shares acquired by the Company, any Subsidiary or any other person or entity designated by the Company and held as treasury shares.

Subject to the counting rules set forth in Section 5.2 and adjustment in accordance with Section 5.3, the total number of Shares with respect to which Awards may be issued under the Plan shall be 5,771,538.

(b)            Subject to adjustments in accordance with Section 5.3, Incentive Stock Options may be granted under the Plan in respect of no more than 5,771,538 Shares.

5.2            Counting Rules.

(a)            The following Shares related to Awards under the Plan will again be available for issuance under the Plan:

(i)            Shares related to Awards paid in cash; and

(ii)           Shares related to Awards that expire, are forfeited or cancelled or terminate for any other reason without issuance of Shares, including any Shares surrendered to satisfy tax obligation or the payment of the Exercise Price of Stock Options or Stock Appreciation Rights and any Shares of Restricted Stock that are returned to the Company upon a Participant’s Termination of Employment, Termination of Service or, if applicable, a Director’s Termination of Directorship.

(b)            Any Shares issued in connection with Awards that are assumed, converted or substituted as a result of the acquisition of an Acquired Company by the Company or a combination of the Company with another company shall not count against the total number of Shares set forth in Section 5.1(b). Shares available under a stockholder approved plan of an Acquired Company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan to individuals who were not employees, consultants or directors of the Company or a subsidiary prior to the transaction (subject to the stock exchange’s listing requirements).

5.3            Adjustments and Buybacks.

(a)            In the event of a change in or affecting the outstanding Shares by reason of a share split, reverse share split, share dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase, redemption or exchange of Shares or other securities or similar corporate transaction or event, the Committee shall make an appropriate and equitable adjustment to the Plan and to Awards outstanding under the Plan, including, without limitation to the shares subject to Awards outstanding under the Plan, to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any adjustment made by the Committee under this Section 5.3 will be conclusive and binding for all purposes under the Plan. The Participant’s employment or continued service shall not be considered interrupted, and a Participant will not be deemed to have a Termination of Employment, Termination of Directorship or Termination of Service, in the event the Committee, in its discretion, and as specified at or prior to such occurrence, determines there is no interruption in the case of a spin-off, sale or disposition of the Participant’s employer or business unit/division from the Company or an affiliate, except that if the Committee does not otherwise specify such at or prior to such occurrence, the Participant will be deemed to have a termination of Termination of Employment, Termination of Directorship or Termination of Service to the extent the affiliate that employs or engages the Participant is no longer the Company or an entity that qualifies as an affiliate.

(b)            In the event the Company initiates any tender offer or broad based repurchase of Shares from shareholders of the Company, the Committee may determine to give Participants a reasonable advance opportunity to elect to receive the consideration received per Share by shareholders in any such tender offer or repurchase (the “Buy-Back Consideration”) for some or all of such Participant’s outstanding Awards which Buy-Back Consideration would be delivered at the same time as Shares would otherwise have been issued to Participants pursuant to their applicable Awards.

5.4            Change in Control.

(a)            Acceleration. Unless the applicable Award Certificate provides otherwise, all outstanding Stock Options and Stock Appreciation Rights will become exercisable as of the effective date of a Participant’s Change in Control Termination if the Awards are not otherwise vested, and all conditions will be waived with respect to outstanding Restricted Stock and Restricted Units and Deferred Stock Units. Unless the Committee determines otherwise in its discretion (either when an Award is granted or any time thereafter), in the event that Awards outstanding as of the date of a Change in Control will not be substituted with comparable awards payable or redeemable in shares of publicly-traded stock after the Change in Control, each such outstanding Award (A) will become fully vested (at target, where applicable, or if greater, at the level of performance achieved through the most recent practical date of measurement occurring prior to the date of the Change in Control) immediately prior to the Change in Control and (B)(i) each such Award that is a Stock Option or Stock Appreciation Right with an exercise price below the price per Share received by shareholders in connection with the Change in Control subject to such Award will be settled in cash, without the Participant’s consent, for an amount equal to the amount that could have been attained upon the exercise of such Award immediately prior to the Change in Control had such Award been exercisable or payable at such time, and (ii) each such Award that is a Stock Option or Stock Appreciation Right with an exercise or grant price above price per Share received by shareholders in connection with the Change in Control subject to such Award may be cancelled with no payment without the Participant’s consent.

(b)            Permissive Actions. In addition to the actions described in Section 5.4(a)(A) and (B), unless the applicable Award Certificate provides otherwise, in the event of a Change in Control, the Committee may take any one or more of the following actions with respect to any or all outstanding Awards, without the consent of Participants: (i) the Committee may determine that outstanding Stock Options and Stock Appreciation Rights shall be fully vested and exercisable and restrictions on Restricted Stock, Restricted Units, Deferred Stock Units and Other Stock-Based Awards shall lapse as of the date of the Change in Control or such other time (prior to a Participant’s Change in Control Termination) as the Committee determines; (ii) the Committee may require that a Participant surrender his or her outstanding Stock Options and Stock Appreciation Rights in exchange for one or more payments by the Company, in cash or Ordinary Shares, as determined by the Committee, in an amount equal to the amount by which the price per Share received by shareholders in connection with the Change in Control subject to the Participant’s unexercised Stock Options and Stock Appreciation Rights exceeds the Exercise Price, if any, and on such terms as the Committee reasonably determines; (iii) after giving Participants an opportunity to exercise any outstanding Stock Options and Stock Appreciation Rights, the Committee may terminate any or all unexercised Stock Options and Stock Appreciation Rights at such time as the Committee deems appropriate; or (iv) the Committee may determine that Awards that remain outstanding after the Change in Control shall be converted to similar grants of, or assumed by, the surviving corporation (or a parent or subsidiary of the surviving corporation or successor). Such acceleration, surrender, termination, settlement, payment or conversion shall take place as of the date of the Change in Control or such other date as the Committee determines. The Committee may specify how an Award will be treated in the event of a Change in Control either when the Award is granted or at any time thereafter.

5.5            Fractional Shares. No fractional Shares will be issued under the Plan. Except as otherwise provided in Section 4.4(e) and unless otherwise provided by the Committee, if a Participant acquires the right to receive a fractional Share under the Plan, the Participant will receive, in lieu of the fractional Share, a cash payment equal to the Fair Market Value of such fractional share on the date of settlement of the related Award.

Article VI
AMENDMENT AND TERMINATION

6.1            Amendment. The Plan may be amended at any time and from time to time by the Board or authorized Board committee without the approval of shareholders of the Company, except that no material revision to the terms of the Plan will be effective until the amendment is approved by the shareholders of the Company. A revision is “material” for this purpose if it materially increases the number of Shares that may be issued under the Plan (other than an increase pursuant to Section 5.3 of the Plan), expands the types of Awards available under the Plan, materially expands the class of persons eligible to receive Awards under the Plan, materially extends the term of the Plan, or is otherwise an amendment requiring shareholder approval pursuant to any law or the rules of any exchange on which the Company’s Ordinary Shares are listed for trading. No amendment of the Plan or any outstanding Award Certificate made without the Participant’s written consent may materially adversely affect any right of a Participant with respect to an outstanding Award.

6.2            Termination. The Plan will terminate upon the earlier of the following dates or events to occur:

(a)           The adoption of a resolution of the Board terminating the Plan; or

(b)           The (10th) anniversary of the Effective Date.

No Awards will be granted under this Plan after it has terminated. The termination of the Plan, however, will not alter or impair any of the rights or obligations of any person under any Award previously granted under the Plan without such person’s consent. After the termination of the Plan, any previously granted Awards will remain in effect and will continue to be governed by the terms of the Plan and the applicable Award Certificate.

Article VII
GENERAL PROVISIONS

7.1            Nontransferability of Awards. No Award under the Plan will be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, and no other persons will otherwise acquire any rights therein, except as provided below.

(a) Any Award may be transferred by will or by the laws of descent or distribution.

(b) Unless the applicable Award Certificate provides otherwise, all or any part of a Nonqualified Stock Option or Shares of Restricted Stock may be transferred to a family member without consideration. For purposes of this subsection (b), “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests.

Any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and the applicable Award Certificate. The Participant or the Participant’s estate will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority. The Company may, in its sole discretion, disallow all or a part of any transfer of an Award pursuant to this Subsection 7.1(b) unless and until the Participant makes arrangements satisfactory to the Company for the payment of any withholding tax. The Participant must immediately notify the Company, in the form and manner required by the applicable Award Certificate or as otherwise required by the Company, of any proposed transfer of an Award pursuant to this Subsection 7.1(b). No transfer will be effective until the Company consents to the transfer.

(c) Unless the applicable Award Certificate provides otherwise, any Nonqualified Stock Option transferred by a Participant pursuant to subsection (b) may be exercised by the transferee only to the extent that the Award would have been exercisable by the Participant had no transfer occurred. The transfer of Shares upon exercise of the Award will be conditioned on the payment of any withholding tax.

(d) Restricted Stock may be freely transferred after the restrictions lapse or are satisfied and the Shares are delivered, provided, however, that Restricted Stock awarded to an affiliate of the Company may be transferred only pursuant to Rule 144 under the Securities Act, or pursuant to an effective registration for resale under the Securities Act. For purposes of this subsection (d), “affiliate” will have the meaning assigned to that term under Rule 144.

(e) In no event may a Participant transfer an Incentive Stock Option other than by will or the laws of descent and distribution.

7.2            Withholding of Taxes. The Committee, in its discretion, may require the satisfaction of a Participant’s minimum tax withholding obligations by any of the following methods or any method as it determines to be in accordance with the laws of the jurisdiction in which the Participant resides, has domicile or performs services.

(a)            Stock Options and Stock Appreciation Rights. As a condition to the delivery of Shares pursuant to the exercise of a Stock Option or Stock Appreciation Right, the Committee may require that the Participant, at the time of exercise, pay to the Company by cash, certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations. The Committee may also, in its discretion, accept payment of the minimum tax withholding obligations through any of the Exercise Price payment methods described in Section 4.3(d).

(b)            Other Awards Payable in Shares. The Participant shall satisfy the Participant’s tax withholding obligations arising in connection with the release of restrictions on Restricted Units, Restricted Stock and Other Stock-Based Awards by payment to the Company in cash or by certified check, bank draft, wire transfer or postal or express money order, provided that the format is approved by the Company or a designated third-party administrator. However, subject to any requirements of applicable law, the Company may also satisfy the Participant’s minimum tax withholding obligations by other methods, including selling or withholding Shares that would otherwise be available for delivery.

(c)            Cash Payment. The Company may satisfy a Participant’s tax withholding obligation arising in connection with the payment of any Award in cash by withholding cash from such payment.

7.3            No Implied Rights. The establishment and operation of the Plan, including the eligibility of a Participant to participate in the Plan, will not be construed as conferring any legal or other right upon any Director for any continuation of directorship, any Consultant for the continuation of consulting services or any Employee for the continuation of employment through the end of any Performance Cycle or other period. The Company expressly reserves the right, which may be exercised at any time and in the Company’s sole discretion, to discharge any individual or treat him or her without regard to the effect that discharge might have upon him or her as a Participant in the Plan.

7.4            No Obligation to Exercise Awards. The grant of a Stock Option or Stock Appreciation Right will impose no obligation upon the Participant to exercise the Award.

7.5            No Rights as Shareholders. A Participant who is granted an Award under the Plan will have no rights as a shareholder of the Company with respect to the Award unless and until certificates for the Shares underlying the Award are registered in the Participant’s name and (other than in the case of Restricted Stock) delivered to the Participant. The right of any Participant to receive an Award by virtue of participation in the Plan will be no greater than the right of any unsecured general creditor of the Company.

7.6            Indemnification of Committee. The Company will indemnify, to the fullest extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that the person, or the executor or administrator of the person’s estate, is or was a member of the Committee or an authorized delegate of the Committee including, for purposes of Director Awards, the Board.

7.7            No Required Segregation of Assets. Neither the Company nor any Subsidiary will be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan.

7.8            Nature of Payments. All Awards made pursuant to the Plan are in consideration of services for the Company or a Subsidiary. Any gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and will not be taken into account as compensation for purposes of any other employee benefit plan of the Company or a Subsidiary, except as the Committee otherwise provides. The adoption of the Plan will have no effect on Awards made or to be made under any other benefit plan covering an employee of the Company or a Subsidiary or any predecessor or successor of the Company or a Subsidiary.

7.9            Securities Law Compliance. Each Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan and all Awards granted hereunder shall be administered only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable laws, the Plan and all Award Certificates shall be deemed amended to the extent necessary to conform to such laws, rules and regulations. Awards under the Plan are intended to satisfy the requirements of Rule 16b-3 under the Exchange Act. If any provision of this Plan or any grant of an Award would otherwise frustrate or conflict with this intent, that provision will be interpreted and deemed amended so as to avoid conflict. No Participant will be entitled to a grant, exercise, transfer or payment of any Award if the grant, exercise, transfer or payment would violate the provisions of the Sarbanes-Oxley Act of 2002 or any other applicable law.

7.10          Coordination with Other Plans. If this Plan provides a level of benefits with respect to Awards that differs from the level of benefits provided under any specific individual employment agreement, the Mallinckrodt Pharmaceuticals Severance Plan for U.S. Officers and Executives, the Mallinckrodt Pharmaceuticals Change in Control Severance Plan for Certain U.S. Officers and Executives or the Mallinckrodt Pharmaceuticals Severance Plan for U.S. Employees, then the terms of the agreement or plan, as applicable, that provides for the more favorable benefit to the Participant shall govern.

7.11          Code Section 409A Compliance. Notwithstanding any other provision of this Plan or an applicable Award Certificate to the contrary, the provisions of this Section 7.11 shall apply to all Awards that are subject to Code Section 409A, but only with respect to the portion of such Award that is subject to Code Section 409A. To the extent the Committee (or Board with respect to Director Awards) determines that any Award granted under the Plan is subject to Code Section 409A, the Award Certificate evidencing such Award will incorporate the terms and conditions required by Code Section 409A. To the extent applicable, the Plan and the Award Certificate will be interpreted in accordance with Code Section 409A and the applicable regulations and rulings thereunder. Notwithstanding any other provision of the Plan to the contrary, in the event that the Committee (or Board with respect to Director Awards) determines that any Award may be subject to Code Section 409A, the Committee may adopt such amendments to the Plan and/or the applicable Award Certificate or adopt policies and procedures or take any other action or actions, including an action or amendment with retroactive effect, that the Committee (or Board with respect to Director Awards) determines is necessary or appropriate to (i) exempt the Award from the application of Code Section 409A or (ii) comply with the requirements of Code Section 409A.

(a)           Modifications to or Adjustments of Awards. Any modifications to an Award pursuant to Subsection 3.2(g) or adjustments of an Award pursuant to Subsections 4.6 or 5.3 shall comply with the requirements of Code Section 409A.

(b)           Specified Employees. Payments to any Participant who is a “specified employee” of deferred compensation that is subject to Code Section 409A(a)(2) and that becomes payable upon, or that is accelerated upon, such Participant’s Termination of Employment, shall not be made on or before the date which is six (6) months following such Participant’s Termination of Employment (or, if earlier, such Participant’s death). A specified employee for this purpose shall be determined by the Committee or its delegate in accordance with the provisions of Code Section 409A and the regulations and rulings thereunder.

7.12          Section 457A Compliance. To the extent the Committee (or Board with respect to Director Awards) determines that any Award granted under the Plan is subject to Code Section 457A, the Award Certificate evidencing such Award will incorporate the terms and conditions required by Code Section 457A in order to avoid accelerated taxation or tax penalties to the holder thereof in respect of such Award. To the extent applicable, the Plan and the Award Certificate will be interpreted in accordance with Code Section 457A and applicable guidance issued thereunder. Notwithstanding any other provision of the Plan to the contrary, in the event that the Committee (or Board with respect to Director Awards) determines that any Award may be subject to Code Section 457A, the Committee may adopt such amendments to the Plan and/or the applicable Award Certificate or adopt policies and procedures or take any other action or actions, including an action or amendment with retroactive effect, that the Committee (or Board with respect to Director Awards) determines is necessary or appropriate to (i) exempt the Award from the application of Code Section 457A or (ii) comply with the requirements of Code Section 457A.

7.13          Delivery and execution of electronic documents. To the extent permitted by applicable law, the Committee may (i) deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder and all other documents that the Company is required to deliver to Participants or to its shareholders in connection with the Plan and (ii) permit Participants to electronically execute applicable Plan documents in the manner prescribed by the Committee.

7.14          Governing Law, Severability. The Plan and all determinations made and actions taken under the Plan will be governed by the law of Ireland and construed accordingly. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which parts will remain in full force and effect.

7.15          Repurchase Rights.

(a)            Unless otherwise explicitly set forth to the contrary in an Award Certificate or any other written agreement between the Company and a Participant, during the 12-month period following either (i) a Participant’s termination of employment or service for any reason (any such Participant, a “Terminated Participant”) or (ii) the material breach by a Participant or Terminated Participant of any non-competition, non-solicitation, confidentiality or other restrictive covenants set forth in any agreement between the Participant or terminated Participant and the Company or any Subsidiary, which material breach is not cured within 30 days of the Participant’s receipt of written notice of such breach from the Company (any such breach, a “Covenant Breach Event”), the Company shall have the right, but not the obligation, to repurchase all or any portion of the Shares (the “Repurchase Shares”) held, directly or indirectly, by such Participant or Terminated Participant or his, her or its permitted transferees in accordance with the terms of this Section 7.15 (the “Repurchase Option”) for an amount equal to the Repurchase Price (as defined below).

(b)            The repurchase price payable in connection with the exercise of the Repurchase Option (the “Repurchase Price”) with respect to any Repurchase Shares shall be equal to (i) in the event of a Participant’s termination of employment or service by the Company or any of its Subsidiaries other than for Cause (and the absence of any Covenant Breach Event) or by the Participant for any reason, the Fair Market Value of such Repurchase Shares on the date of the Repurchase Notice; and (ii) in the event of a Participant’s termination of employment or service by the Company or any of its Subsidiaries for Cause or in the event of a Covenant Breach Event, the lesser of (x) the price paid by the Participant for such Repurchase Shares (or $0 if no price was paid by the Participant) and (y) the Fair Market Value of such Repurchase Shares on the date of the Repurchase Notice. If any Shares held by a Participant or Terminated Participant would be forfeited in accordance with the terms hereof or an Award Certificate or employment or other agreement to which a Participant or Terminated Participant is a party but, due to restrictions imposed by applicable law, cannot be so forfeited, the Company shall have the right to repurchase any such Shares for a price equal to the lowest price permitted by such applicable law. For the avoidance of doubt, if the Repurchase Price is equal to $0, then the Repurchase Shares will be cancelled immediately for no consideration upon repurchase.

(c)            The Company may elect to exercise the Repurchase Option by delivering written notice (the “Repurchase Notice”) to a Terminated Participant no later than one (1) year after the later of (i) the Terminated Participant’s termination of employment or service or (ii) a Covenant Breach Event by such Terminated Participant that occurs no later than the third (3rd) anniversary of the Terminated Participant’s termination of employment. The repurchase of the Repurchase Shares pursuant to the exercise of a Repurchase Option shall take place within ninety (90) days following the date the Repurchase Notice is delivered; provided that if the Company determines in good faith that a Repurchase Prohibition exists, then the Company shall have the right, upon written notice to the applicable Terminated Participant, at the Company’s election, to (a) delay the consummation of the repurchase up to forty-five (45) days following the date the Company determines in good faith that such Repurchase Prohibition ceases to apply, (b) consummate the repurchase but delay the payment of the Repurchase Price in respect of such Repurchase Shares until the expiration of such forty-five (45) day period, or (c) consummate the repurchase but make payment of the Repurchase Price in respect of the Repurchase Shares subject thereto in the form of a promissory note, bearing interest at the prime rate and payable upon the earliest to occur of the Repurchase Prohibition ceasing to apply, the third anniversary of the date of the Repurchase Notice, a Change in Control or an initial public offering of the Company, and containing such other customary terms and conditions as may be determined, reasonably and in good faith, by the Company at the direction of the Board. On such date, the Terminated Participant receiving a Repurchase Notice shall (A) make the customary representations and warranties in connection with the redemption (if applicable) and sale of the Repurchase Shares, including that such Terminated Participant (1) has good and marketable title to the applicable Repurchase Shares and (2) has due power and authority to execute and deliver any documents to sell, transfer, assign and deliver the Repurchase Shares and (B) transfer the Repurchase Shares subject to the Repurchase Notice to the Company, free and clear of all liens, other than liens in favor of the Company or its affiliates.

7.16          Lock-Up Period. Participants shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares (or other securities) of the Company held by Participant (other than those included in the registration) for a period specified by the representative of the underwriters of Shares (or other securities) of the Company not to exceed one hundred and eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (a) the publication or other distribution of research reports and (b) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2241, or any successor provisions or amendments thereto). Participants shall execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. The obligations described in this Section 7.16 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Securities and Exchange Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the Shares (or other securities) subject to the foregoing restriction until the end of said 180 day (or other) period.

MALLINCKRODT PHARMACEUTICALS
2025 STOCK AND INCENTIVE PLAN
CALIFORNIA SUPPLEMENT

This supplement is intended to satisfy the requirements of Section 25102(o) of the California Corporations Code and the regulations issued thereunder (“Section 25102(o)”). Notwithstanding anything to the contrary contained in the Plan and except as otherwise determined by the Administrator, the provisions set forth in this supplement shall apply to all Awards granted under the Plan to a Participant who is a resident of the State of California on the date of grant (a “California Participant”) and which are intended to be exempt from registration in California pursuant to Section 25102(o), and otherwise to the extent required to comply with applicable law (but only to such extent). Definitions in the Plan are applicable to this supplement.

1.               Limitation On Securities Issuable Under Plan. The amount of securities issued pursuant to the Plan shall not exceed the amounts permitted under Section 260.140.45 of the California code of regulations to the extent applicable.

2.               Additional Limitations For Grants. The terms of all Awards shall comply, to the extent applicable, with Sections 260.140.41 and 260.140.42 of the California Code of Regulations.

3.               Additional Requirement To Provide Information To California Participants. The Company shall provide to each California Participant, not less frequently than annually, copies of annual financial statements (which need not be audited). The Company shall not be required to provide such statements to key persons whose duties in connection with the Company assure their access to equivalent information. In addition, this information requirement shall not apply to any plan or agreement that complies with all conditions of Rule 701 of the Securities Act (“Rule 701”); provided that for purposes of determining such compliance, any registered domestic partner shall be considered a “family member” as that term is defined in Rule 701.

* * * * *